SECURITIES AND EXCHANGE COMMISSION

                             Washington, D. C. 2O549


                                    FORM 8-K

                                 CURRENT REPORT
                       Pursuant to Section 13 or 15 (d) of
                       the Securities Exchange Act of 1934


                Date of Report (Date of earliest event reported):
                                  July 7, 1999

                                   ----------

                             DOUGHTIE'S FOODS, INC.
             (Exact name of Registrant as specified in its charter)


        VIRGINIA                       0-7166                  54-0903892
(State or other jurisdiction        (Commission             (I.R.S. employer
     of incorporation)              File Number)         identification number)


                 2410 WESLEY STREET, PORTSMOUTH, VIRGINIA 23707
                    (Address of principal executive offices)

                                 (757) 393-6007
              (Registrant's telephone number, including area code)


                        ---------------------------------
              (Former name, former address and former fiscal year,
                          if changed since last report)

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Item 5.  Other Events

         As previously reported, Doughtie's Foods, Inc. (the "Company") is preparing to close the merger of the Company with a subsidiary of SYSCO Corporation. So long as the Company continues to operate on a stand-alone basis, or if the merger is not completed, there are certain important factors that could cause the Company's actual results to differ materially from expectations which are stated or implied in, or could be inferred from statements made in, the Company's Annual Report to Shareholders, any Form 10-K, any Form 10-Q or any Form 8-K of the Company or any other written or oral statements made by or on behalf of the Company. Such factors include the following:

         IF DOUGHTIE'S LOSES ITS LARGEST CUSTOMER, ITS NET SALES MAY DECREASE.

         Doughtie's has a contract with the Department of Defense which produced 13.2% of net sales in 1998, 15.8% in 1997 and 11.5% in 1996. The contract expires in January, 2000. Doughtie?s believes that it would have to settle for smaller profit margins in order to bid successfully on a new contract. Therefore even if the contract is renewed, Doughtie?s revenues may decrease both as a result of the lost sales and the continuation of expenses related to the contract which do not terminate immediately. The loss of a large commercial customer could also result in decreased revenues.

         DOUGHTIE'S MAY HAVE DIFFICULTY OBTAINING ENOUGH CAPITAL TO EXPAND ITS BUSINESS AND COMPETE EFFECTIVELY.

         Doughtie's physical plant is operating at capacity and there is no adjacent land available for expansion. Although Doughtie?s currently leases freezer, cooler and warehouse space, it would be inefficient to spread its operations among even more locations. Expansion of the business would require installation of new technology for warehousing and distribution. Therefore, the only realistic option for expanding the business is to build a new, larger facility which includes the new technology. Currently, Doughtie's has neither the resources nor the borrowing capacity to build a new facility, and it is uncertain whether Doughtie's could raise the capital or borrow the funds which would be required.

         DOUGHTIE'S MAY NOT BE ABLE TO COMPETE EFFECTIVELY WITH ITS COMPETITORS.

         Because there are many food distribution companies, many of whom operate nationally and have more assets and sales than Doughtie?s, Doughtie?s may not be able to increase its share of the market. Larger companies may be able to offer lower prices, a larger selection of products and greater flexibility in delivery schedules because of their larger volume. In addition, larger food distribution companies may offer Doughtie's employees better compensation and benefits which may make it difficult to retain those employees.

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         LOWER FOOD COSTS MAY REDUCE DOUGHTIE'S PROFIT LEVELS AND GENERAL
ECONOMIC CONDITIONS MAY AFFECT OPERATING RESULTS.

         The food distribution industry has relatively low profit margins. A significant portion of Doughtie's sales are made at prices based on product cost plus a percentage markup. During periods of food price deflation, Doughtie's profit may be lower even though the percentage markup stays the same. General economic downturns may affect the demand for Doughtie's foodservice products and make receivables more difficult to collect. An increase in fuel or transportation expenses could affect Doughtie's profit.

         IF DOUGHTIE'S SUPPLIES FOOD WHICH CAUSES INJURY, DOUGHTIE'S MAY BE LIABLE FOR PRODUCT LIABILITY CLAIMS.

         Doughtie's has liability insurance coverage of $3,000,000 and obtains contractual indemnifications from its suppliers with respect to the safety of their products. However, if insurance coverage is inadequate or indemnifying parties are insolvent, a successful product liability claim could result in a loss to Doughtie's.

         BECAUSE DOUGHTIE'S HAS NO LONG-TERM SUPPLY CONTRACTS AND DOES NOT CONTROL PRODUCTION OF ITS PRODUCTS, SOME OF THE PRODUCTS IT NEEDS MAY NOT BE AVAILABLE.

         Doughtie's obtains all of its food products from third-party suppliers and has no long-term supply contracts with respect to those products. If suppliers are affected by bad weather, strikes, crop conditions, transportation problems or natural disasters, Doughtie?s may not be able to obtain the products it needs or the required quantities of those products. Such supplier problems may also increase the cost to Doughtie?s of its food products.

         CHANGES IN GOVERNMENT REGULATIONS COULD NEGATIVELY AFFECT DOUGHTIE'S.

         Doughtie's is subject to numerous government regulations, including those relating to health and safety, labeling of products, weights and measures, transportation, environmental matters and labor matters. Changes in government regulations could increase the cost to Doughtie's of compliance or make certain products or services no longer economically feasible.

         THE INCREASED NUMBER OF CHAIN BUSINESSES MAY CAUSE DOUGHTIE'S NET SALES TO DECREASE.

         The trend in restaurants, supermarkets, hospitals and other private facilities which are potential customers of Doughtie?s is toward chain businesses rather than independent operations, which have historically been Doughtie's primary customers. Chain businesses may prefer to deal with one distributor which can supply its needs on a regional or nationwide basis and which may be in a position to supply more favorable volume discounts.


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Pursuant to the requirements of the Securities Exchange Act of 1934 the
Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                                           DOUGHTIE'S FOODS, INC.
                                          ----------------------
                                                 Registrant



                                            /s/ Marion S. Whitfield, Jr.
                                          -----------------------------------
                 July 7, 1999             By: Marion S. Whitfield, Jr.
                                              Senior Vice President